EXHIBIT 5.1

ANDREW M. JOHNSON	DIRECT DIAL: +1 803.326.4003
EXECUTIVE VICE PRESIDENT, CHIEF LEGAL OFFICER
AND SECRETARY

May 19, 2015

Board of Directors

3D Systems Corporation

333 Three D Systems Circle

Rock Hill, SC 29730

3D Systems Corporation Registration Statement on Form S-8

6,300,000 Shares of Common Stock

Ladies and Gentlemen:

I am the Executive Vice President, Chief Legal Officer and Secretary of 3D Systems Corporation, a Delaware corporation (the “Company”), and as such have represented the Company in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) on the date hereof, with respect to 6,300,000 shares of Common Stock, par value $0.001 per share, of the Company (the “Common Stock”), available for issuance under the 2015 Incentive Plan of 3D Systems Corporation (the “Plan”) that was approved by the Board of Directors of the Company on March 11, 2015 and by the stockholders of the Company on May 19, 2015. This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

As counsel for the Company, in addition to participating in the preparation of the Registration Statement, I have reviewed the resolutions adopted by the Board of Directors that authorized the adoption of the Plan and the issuance of the Shares under the Plan and of the stockholders that approved the Plan. I have also reviewed such other corporate records, documents, instruments and certificates and have made such other inquiries as I have considered necessary for purposes of the opinions expressed below.

Based on the foregoing and subject to the qualifications, assumptions and limitations contained herein, and having regard for such legal considerations as I have deemed relevant, I am of opinion that the Shares, when and to the extent issued and delivered in accordance with the terms of the Plan, assuming that at the times of any such issuances the Company has a sufficient number of authorized and unissued shares of Common Stock available therefor, will be validly issued, fully paid and nonassessable.

3D Systems Corporation | 333 Three D Systems Circle | Rock Hill, SC 29730 | USA

Tel: +1 803.326.3900 | www.3dsystems.com | NYSE: DDD      MANUFACTURINGTHEFUTURE

The foregoing opinion is limited to the General Corporation Law of the State of Delaware (“DGCL”), and I do not express any opinion herein concerning any other law. I express no opinion as to the applicability or effect of any federal or state securities laws, or as to federal or state laws regarding fraudulent transfers of fraudulent conveyances, including the securities laws of the State of Delaware. To the extent that any matter as to which my opinion as expressed herein would be governed by any law, statute or regulations other than the DGCL, I do not express any opinion on such matter. I wish to advise you that I am a member of the bar of the State of North Carolina.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Legal Matters” therein. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof an I assume no obligation to advise you after the date hereof of facts or circumstances that come to my attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ ANDREW M. JOHNSON, ESQ.

Andrew M. Johnson, Esq.
Executive Vice President, Chief Legal Officer and Secretary